As filed with the Securities and Exchange Commission on January 12, 1996


               Registration No. 33-60007

__________________________________________________________________________

                 UNITED STATES
      SECURITIES AND EXCHANGE COMMISSION
            Washington, D.C. 20549
               ________________


        POST-EFFECTIVE AMENDMENT NO. 1


                      To

                   Form S-4
            REGISTRATION STATEMENT
                     Under
          THE SECURITIES ACT OF 1933
               ________________

            CMS ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

                   Michigan
(State or other jurisdiction of incorporation or organization)


           4931                        38-2726431
(Primary Standard Industrial       (I.R.S. Employer
 Classification Code Number)       Identification No.)


       Fairlane Plaza South, Suite 1100
             330 Town Center Drive
           Dearborn, Michigan 48126
                (313) 436-9261
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
               ________________
                Alan M. Wright
Senior Vice President and Chief Financial Officer
       Fairlane Plaza South, Suite 1100
             330 Town Center Drive
           Dearborn, Michigan 48126
                 313-436-9560
(Name, address, including zip code, and telephone number,
  including area code, of agent for service)
               ________________

It is respectfully requested that the Commission send copies of all notices, orders and communications to:

            Denise M. Sturdy, Esq.
           Assistant General Counsel
            CMS Energy Corporation
            212 W. Michigan Avenue
            Jackson, Michigan 49201
                (517) 788-0179

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of the Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.
                                 X
                                ---

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.

                                ---


                      CALCULATION OF REGISTRATION FEE

__________________________________________________________________________


Title of each          Amount       Proposed      Proposed     Amount of
class of securities     being       maximum       maximum    registration
to be registered    registered (2)  offering      aggregate       fee
                                    price per     offering
                                     unit         price
__________________________________________________________________________

Common Stock        3,000,000      $24.5625(1)  $73,687,500(1)  $25,409.48
$.01 par value
__________________________________________________________________________

[FN]
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based upon the average high and low sale price per share of CMS Energy's Common Stock, par value $.01 per share, as reported in the consolidated reporting system on June 2, 1995.

(2) Pursuant to Rule 429 of the Securities Act of 1933, as amended, the prospectus contained herein also relates to the 2,000,000 shares of Common Stock $.01 par value of the registrant contained in the Registration Statement on Form S-4 (No. 33-55805) of which 851,000 shares remain outstanding and are being carried forward. The filing fee associated with the securities carried forward and previously paid with the earlier registration statement is $6199.09.

                             ________________



      This Post-Effective Amendment to the Registration Statement shall become effective in accordance with Section 8(c) of the Securities Act of 1933 or on such date as the Commission, acting pursuant to said Section 8(c), may determine.

                          CMS ENERGY CORPORATION
                           CROSS-REFERENCE SHEET
                                  BETWEEN
               ITEMS IN FORM S-4 AND LOCATION IN PROSPECTUS

Form S-4 Item Number and Caption              Location in Prospectus
--------------------------------              ----------------------

A.  Information About the Transaction

      1. Forepart of Registration
         Statement and Outside Front
         Cover of Prospectus  . . . . . .  Facing Page; Cross-Reference
                                           Sheet; Outside Front Cover Page
                                           of Prospectus

      2. Inside Front and Outside
         Back Cover Pages of
         Prospectus . . . . . . . . . . .  Inside Front and Outside Back
                                           Cover Pages of Prospectus

      3. Risk Factors, Ratio of
         Earnings to Fixed Charges
         and Other Information  . . . . .  Documents Incorporated by
                                           Reference; The Company;
                                           Selected Consolidated Financial
                                           Data

      4. Terms of the Transaction . . . .     *
      5. Pro Forma Financial Information      *
      6. Material Contracts with the
         Company Being Acquired . . . . .     *
      7. Additional Information Required
         for Reoffering by Persons and
         Parties Deemed to be Underwriters    *
      8. Interests of Named Experts and
         Counsel  . . . . . . . . . . . .     *
      9. Disclosure of Commission Position
         on Indemnification for Securities
         Act Liabilities  . . . . . . . .     *

B.  Information About the Registrant

     10. Information with Respect to S-3
         Registrants  . . . . . . . . . .  Documents Incorporated by
                                           Reference; The Company;
                                           Dividends and Price Range of
                                           Common Stock; Selected
                                           Consolidated Financial Data;
                                           Description of Capital Stock
     11. Incorporation of Certain
         Information by Reference . . . .  Documents Incorporated by
                                           Reference
     12. Information with Respect to S-2
         or S-3 Registrants . . . . . . .     *
     13. Incorporation of Certain
         Information by Reference . . . .     *
     14. Information with Respect to
         Registrants Other Than S-3
         or S-2 Registrants . . . . . . .     *

C.  Information About the Company Being Acquired

     15. Information with Respect to
         S-3 Companies  . . . . . . . . .     *
     16. Information with Respect to
         S-2 or S-3 Companies . . . . . .     *
     17. Information with Respect to
         Companies Other Than S-2 or
         S-3 Companies  . . . . . . . . .     *

D.  Voting and Management Information

     18. Information If Proxies,
         Consents or Authorizations
         Are to be Solicited  . . . . . .     *
     19. Information If Proxies,
         Consents or Authorizations
         Are Not to be Solicited or
         in an Exchange Offer . . . . . .     *
_____________

* Omitted since the answer is negative or the Item is not applicable upon the date of filing of this Registration Statement. The Registrant may be required to provide information (or further information) in response to one or more of such Items under certain circumstances by means of a post-effective amendment to this Registration Statement or supplement to the prospectus contained herein.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.

SUBJECT TO COMPLETION

DATED January 12, 1996


                             3,851,000 SHARES

                          CMS ENERGY CORPORATION

                               COMMON STOCK


      This Prospectus relates to 3,851,000 shares of common stock, par value $.01 per share (the "CMS Energy Common Stock"), which may be offered and issued by CMS Energy Corporation ("CMS Energy" or the "Company") from time to time in connection with acquisitions of other businesses or properties. As of January 11, 1996, 2,531,556 shares of CMS Energy Common Stock were issued pursuant to this Prospectus.

      It is anticipated that such acquisitions will consist principally of businesses (or the assets thereof) complementary to and related to the Company's current businesses. The consideration for acquisitions will consist of shares of CMS Energy Common Stock, cash, notes or other evidences of indebtedness, guarantees, assumption of liabilities or a combination thereof, as determined from time to time by negotiations between the Company and the owners or controlling persons of the businesses or properties to be acquired. In addition, the Company may lease property from and enter into management or consulting agreements and non-competition agreements with the former owners and key executive personnel of the businesses to be acquired.

      It is contemplated that the terms of an acquisition will be determined by negotiations between the Company's representatives and the owners or controlling persons of the businesses or properties to be acquired. Factors taken into account in acquisitions include, among other relevant factors, the quality and reputation of the business, its management and personnel, earning power, cash flow, growth potential, patents, licenses, equipment, locations of the business to be acquired and the market value of the CMS Energy Common Stock when pertinent. It is anticipated that shares of CMS Energy Common Stock issued in any such acquisition will be valued at a price reasonably related to the current market value of the CMS Energy Common Stock, either at the time the terms of the acquisition are tentatively agreed upon, or at or about the time of closing, or during the period or periods prior to delivery of the shares.

      The CMS Energy Common Stock offered hereby is expected to be listed on the New York Stock Exchange.
                             ________________

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
           OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                   CONTRARY IS A CRIMINAL OFFENSE.
                             ________________

The date of this Prospectus is            , 1996.

      It is not expected that underwriting discounts or commissions will be paid by CMS Energy except that finders fees may be paid to persons from time to time in connection with specific acquisitions. Any person receiving any such fees may be deemed to be an underwriter within the meaning of the Securities Act of 1933.

      No person is authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation should not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Prospectus in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such an offer, or solicitations of an offer. Neither the delivery of this Prospectus nor any distribution of the securities offered pursuant to this Prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth herein or in the affairs of the Company since the date of this Prospectus or that the information herein is correct as of any time subsequent to its date.

                           ____________________

                           AVAILABLE INFORMATION

      CMS Energy is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 500 West Madison, 14th Floor, Chicago, Illinois 60661 and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The CMS Energy Common Stock is listed on the New York Stock Exchange and reports, proxy statements and other information concerning CMS Energy may also be inspected and copied at the offices of such exchange at 20 Broad Street, New York, New York 10005.
                           ____________________

              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed by CMS Energy with the Commission (File No. 1-9513) pursuant to the Exchange Act are hereby incorporated by reference in this Prospectus and shall be deemed to be a part hereof:

      (1) CMS Energy's Annual Report on Form 10-K for the year ended December 31, 1994;


      (2) CMS Energy's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1995, June 30, 1995 and September 30, 1995; and


      (3) CMS Energy's Current Reports on Form 8-K dated January 10, 1995, February 2, 1995 and dated September 11, 1995.

      All documents subsequently filed by CMS Energy pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents").

      Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      AS INDICATED ABOVE, THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. CMS ENERGY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS REFERRED
TO ABOVE WHICH HAVE BEEN OR MAY BE INCORPORATED IN THIS PROSPECTUS BY REFERENCE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO CMS ENERGY CORPORATION AT ITS PRINCIPAL EXECUTIVE OFFICES LOCATED AT FAIRLANE PLAZA SOUTH, SUITE 1100, 330 TOWN CENTER DRIVE, DEARBORN, MICHIGAN 48126, ATTENTION: INVESTOR RELATIONS DEPARTMENT, TELEPHONE: (517) 788-2590. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY FIVE BUSINESS DAYS PRIOR TO THE DATE TO WHICH THE FINAL INVESTMENT DECISION MUST BE MADE.

      Certain information contained in this Prospectus summarizes, is based upon, or refers to information and financial statements contained in one or more Incorporated Documents; accordingly, such information contained herein is qualified in its entirety by reference to such documents and should be read in conjunction therewith.
                           ____________________


                             TABLE OF CONTENTS

                           Page                                       Page

Available Information        3    Dividends and Price Range of
Incorporation of Certain          CMS Energy Common Stock              7
  Documents by Reference     3    Selected Consolidated Financial
The Company                  5      Data                               8
Offered Securities           6    Description of Capital Stock         6
Use of Proceeds              6    Legal Opinions                      13
                                  Experts                             14

                           ____________________

                                THE COMPANY

      CMS Energy, incorporated in 1987, is the parent holding company of Consumers Power Company ("Consumers") and CMS Enterprises Company ("Enterprises"). Consumers, a combination electric and gas utility company serving most of Michigan's Lower Peninsula, is CMS Energy's largest subsidiary. Consumers' customer base includes a mix of residential, commercial and diversified industrial customers, the largest of which is the automotive industry. Enterprises is engaged in several non-utility energy-related businesses including: (i) oil and gas exploration and production,
(ii) development and operation of independent power production facilities,
(iii) gas marketing services to utility, commercial and industrial customers and (iv) transmission and storage of natural gas.

      CMS Energy conducts its principal operations through the following five business segments: (i) electric utility operations; (ii) natural gas utility operations; (iii) gas transmission and marketing; (iv) oil and gas exploration and production operations; and (v) independent power production. Consumers or Consumers' subsidiaries are engaged in two segments: electric operations and gas operations. Consumers' electric and gas businesses are principally regulated utility operations.

      At December 31, 1994, CMS Energy had total consolidated assets of $7,384 million. CMS Energy's 1994 consolidated operating revenue was $3,619 million. This consolidated operating revenue was derived from Consumers' sales of electric energy (approximately 61% or $2,189 million), Consumers' gas operations (approximately 32% or $1,151 million), gas transmission and marketing (approximately 4% or $145 million), oil and gas exploration and production activities (approximately 2% or $85 million) and independent power production activities (approximately 1% or $45 million). Consumers' consolidated operations in the electric and gas utility businesses account for the major share of CMS Energy's total assets, revenue and income.
CMS Energy's share of 1994 unconsolidated non-utility independent power production revenue was $385 million.

      On May 30, 1995, Nomeco Oil & Gas Co. ("NOMECO"), an indirect wholly-owned subsidiary of CMS Energy, executed a non-binding letter of intent which called for a newly formed subsidiary of CMS Energy to merge with and into Terra Energy, Ltd., a Michigan corporation ("Terra"). Terra was formerly a privately held corporation primarily engaged in U.S. gas and oil exploration and production and activities related thereto. This transaction was completed in August 1995, making Terra a wholly owned subsidiary of NOMECO. In connection with the acquisition, CMS Energy delivered $62.3 million of CMS Energy Common, or 2,531,556 shares, and is expected to deliver an additional $1.3 million of CMS Energy Common Stock, subject to post-closing adjustments. This acquisition was not material to CMS Energy.

      The foregoing information concerning CMS Energy and its subsidiaries does not purport to be comprehensive. For additional information concerning CMS Energy and its subsidiaries' business and affairs, including their capital requirements and external financing plans, pending legal and regulatory proceedings and descriptions of certain laws and regulations to which those companies are subject, prospective purchasers should refer to the Incorporated Documents. See "Incorporation of Certain Documents by Reference."


                            OFFERED SECURITIES

      The securities of CMS Energy which may be offered from time to time by this Prospectus consist of up to 3,851,000 shares of CMS Energy Common Stock, which CMS Energy proposes to issue in connection with acquisitions of other businesses or properties. As of January 11, 1996, 2,531,556 shares of CMS Energy Common Stock were issued pursuant to this Prospectus. The
CMS Energy Common Stock to be issued hereunder will be freely transferable under the Securities Act of 1933, as amended (the "Securities Act"), except for shares of CMS Energy Common Stock issued in connection with an acquisition to any person deemed to be an affiliate of any acquired company for purposes of Rule 145 under the Securities Act at the time of any such acquisition. Generally, such affiliates may not sell their shares of CMS Energy Common Stock acquired in connection with an acquisition except pursuant to an effective registration statement under the Securities Act covering such shares, or in compliance with Rule 145 under the Securities Act or another applicable exemption from the registration requirements of the Securities Act.

      The consideration for any acquisition may consist of cash, notes or other evidences of debt, assumptions of liabilities, equity securities, or a combination thereof, as determined from time to time by negotiations between CMS Energy and the owners of businesses or properties to be acquired. CMS Energy will attempt to make acquisitions which are complementary to its present operations. In general, the terms of any acquisitions will be determined by direct negotiations between the representatives of CMS Energy and the owners of the businesses or properties to be acquired or, in the case of entities more widely held, through exchange offers to stockholders or documents soliciting approval of statutory mergers, consolidations or sales of assets. Underwriting discounts or commissions will generally not be paid by CMS Energy. However, under some circumstances, the Company may issue
CMS Energy Common Stock covered by this Prospectus to pay brokers' commissions incurred in connection with acquisitions.


                              USE OF PROCEEDS

      This Prospectus relates to shares of CMS Energy Common Stock which may be offered and issued by the Company from time to time in the acquisition of other businesses or properties. Other than the business or properties acquired, there will be no proceeds to the Company from these offerings.


                           ____________________

      DIVIDENDS AND PRICE RANGE OF CMS ENERGY COMMON STOCK

      CMS Energy Common Stock is listed on the New York Stock Exchange under the symbol "CMS". CMS Energy has paid dividends on its Common Stock each year since its inception except 1988. Future dividends will depend upon CMS Energy's earnings, financial condition and other factors. Reference is made to "Description of Capital Stock" regarding limitations upon payment of dividends on the Company's Common Stock.

      The following table indicates the high and low sales prices of the CMS Energy Common Stock for the calendar quarters indicated, as reported in The Wall Street Journal under "New York Stock Exchange Composite
Transactions," and the quarterly cash dividends declared per share of the CMS Energy Common Stock, for the calendar quarters indicated.

                                                       Common Stock
                                             -------------------------------
Calendar Period                               High       Low  Dividend
---------------                              ------    ----------------

1991
    First Quarter . . . . . . . . . . .      $33       $26 1/2    $.12
    Second Quarter  . . . . . . . . . .       30 3/4    23 3/4     .12
    Third Quarter . . . . . . . . . . .       25 7/8    18         .12
    Fourth Quarter  . . . . . . . . . .       19 3/4    16 5/8     .12
1992
    First Quarter . . . . . . . . . . .      $22 3/4   $17 7/8    $.12
    Second Quarter  . . . . . . . . . .       21 7/8    14 7/8     .12
    Third Quarter . . . . . . . . . . .       17 1/2    15 1/4     .12
    Fourth Quarter  . . . . . . . . . .       18 3/8    16 3/4     .12
1993
    First Quarter . . . . . . . . . . .      $20 7/8   $17 7/8    $.12
    Second Quarter  . . . . . . . . . .       25 1/2    19 1/2     .12
    Third Quarter . . . . . . . . . . .       27 1/2    24 7/8     .18
    Fourth Quarter  . . . . . . . . . .       27 1/8    23         .18
1994
    First Quarter . . . . . . . . . . .      $25       $21 1/8    $.18
    Second Quarter  . . . . . . . . . .       22 7/8    19 5/8     .18
    Third Quarter . . . . . . . . . . .       23 3/8    20 5/8     .21
    Fourth Quarter  . . . . . . . . . .       23 1/4    20 7/8     .21
1995
    First Quarter . . . . . . . . . . .      $24 3/4   $22 5/8    $.21
    Second Quarter  . . . . . . . . . .       25 3/8    22 1/2     .21
    Third Quarter . . . . . . . . . . .       26 3/8    23 3/8     .24
    Fourth Quarter. . . . . . . . . . .       30        26         .24
1996
    First Quarter . . . . . . . . . . .       30 1/2    29 1/2     ---
    (through January 10, 1996)


      On January 10, 1996, the closing price of the CMS Energy Common Stock on The New York Stock Exchange was $29 1/2 per share. On January 10, 1996, there were 59,058 record holders of CMS Energy Common Stock.

                   SELECTED CONSOLIDATED FINANCIAL DATA

      The following is a summary of certain financial information of the Company and its consolidated subsidiaries and is qualified in its entirety by, and should be read in conjunction with, the detailed information and consolidated financial statements, including notes thereto, included in the Company's Annual Report on Form 10-K for the year ended December 31, 1994, and its Quarterly Report on Form 10-Q for the quarter ended September 30, 1995. The unaudited consolidated interim period financial statement includes, in the opinion of the Company's management, all adjustments necessary to present fairly the data for such period. The results of operations for interim periods are not necessarily indicative of results to be achieved for full fiscal years.


                                        Nine Months Ended
                                           September 30                  Year Ended December 31,
                                            1995     1994        1994     1993     1992     1991     1990
                                            (unaudited)   (In Millions, Except Per Share Amounts)

Income Statement Data:
  Operating Revenue . . . . . . . . . . . .$ 2,821 $ 2,701     $ 3,619 $ 3,482  $ 3,146  $ 2,998  $ 3,044
  Pretax operating income . . . . . . . . .$   479 $   408     $   504 $   439  $   231  $   261  $   506
  Net income (loss) (1) . . . . . . . . . .$   166 $   148     $   179 $   155  $  (297) $  (276) $  (494)
  Earnings (loss) per average
   common share (1)
     CMS Energy . . . . . . . . . . . . . .$  1.90 $  1.73     $  2.09  $  1.90 $ (3.72) $ (3.44) $ (6.07)
     Class G. . . . . . . . . . . . . . . .$ (.17)   -----       -----    -----    -----    -----    -----
  Average common shares
  outstanding (in thousands)
     CMS Energy . . . . . . . . . . . . . .88,021   85,742      85,888   81,251   79,877   79,988   81,339
     Class G. . . . . . . . . . . . . . . . 7,415    -----       -----    -----    -----    -----    -----
  Cash dividends declared per
   common share
     CMS Energy . . . . . . . . . . . . . .$   .66 $   .57     $   .78  $   .60  $   .48  $   .48  $   .42
     Class G. . . . . . . . . . . . . . . .$   .28    ----       -----    -----    -----    -----    -----

Balance Sheet Data:
  Net plant and property  . . . . . . . . .$ 4,961 $ 4,756     $ 4,814 $ 4,583  $ 4,326  $ 4,121  $ 4,033
  Total assets  . . . . . . . . . . . . . .$ 7,856 $ 7,165     $ 7,384 $ 6,964  $ 6,848  $ 6,194  $ 7,917
  Long-term debt, excluding
  current maturities  . . . . . . . . . . .$ 2,763 $ 2,378     $ 2,709 $ 2,405  $ 2,725  $ 1,941  $ 3,321
  Notes payable . . . . . . . . . . . . . .$   474 $   401     $   339 $   259  $   215  $   708  $   337
  Other liabilities . . . . . . . . . . . .$ 2,824 $ 2,943     $ 2,873 $ 3,171  $ 3,018  $ 2,322  $ 2,701
  Preferred stock of subsidiary . . . . . .$   356 $   356     $   356 $   163  $   163  $   163  $   156
  Common stockholders' equity . . . . . . .$ 1,439 $ 1,087     $ 1,107 $   966  $   727  $ 1,060  $ 1,402


(1)  Amount in 1991 included an extraordinary loss of $14 million, after tax or $.18 per average common share.

                       DESCRIPTION OF CAPITAL STOCK

      The following outline of certain rights of the holders of CMS Energy capital stock does not purport to be complete and is qualified in its entirety by express reference to Article III of the Restated Articles of Incorporation of CMS Energy (the "Articles of Incorporation"), the CMS Energy Indenture dated as of September 15, 1992, as amended and supplemented (the "Senior Debt Indenture") to NBD Bank, N.A., as Trustee, the Credit Agreement dated as of November 21, 1995 (the "Credit Facility") among CMS Energy, Citibank, N.A. and Union Bank, as co-agents, and certain banks named therein, the Term Loan Agreement dated as of November 21, 1995 ("Term Loan") among
CMS Energy, Citibank, N.A. and Union Bank as Co-Agents and certain banks named therein, and CMS Energy's Indenture dated as of January 15, 1994 (the "GTN Indenture") to The Chase Manhattan Bank, N.A., as Trustee, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part.

GENERAL

      The Articles of Incorporation currently authorize 320 million shares of capital stock, of which 250 million are shares of CMS Energy Common Stock, par value $.01 per share, 60 million are shares of Class G Common Stock, no par value ("Class G Common Stock"), and 10 million are shares of preferred stock, $.01 par value ("Preferred Stock"). The CMS Energy Common Stock and the Class G Common Stock are together referred to herein as the "Common Stock." As of January 11, 1996, 91,642,501 shares of CMS Energy Common Stock and 7,618,602 shares of Class G Common Stock were issued and outstanding and there were no shares of Preferred Stock issued or outstanding. The outstanding shares of the CMS Energy Common Stock are fully paid and non-assessable, and the additional CMS Energy Common Stock offered hereby, when issued and paid for, will be fully paid and non-assessable.

      The shares of Common Stock may be issued from time to time as the Board of Directors shall determine for such consideration as shall be fixed by the Board of Directors.

      Class G Common Stock is intended to reflect the separate performance of the gas distribution, storage and transportation businesses conducted by Consumers and Michigan Gas Storage, a subsidiary of Consumers (such businesses, collectively, will be attributed to the "Consumers Gas Group"). Effective January 1, 1995, the management and operations of the Consumers Gas Group were reorganized as a business unit separate from the electric utility operations of the Consumers. CMS Energy Common Stock reflects the performance of all of the businesses of CMS Energy and its subsidiaries, including the business of the Consumers Gas Group, except for the interest in the Consumers Gas Group attributable to the outstanding shares of Class G Common Stock.

      PREFERRED STOCK. The authorized Preferred Stock may be issued without the approval of the holders of Common Stock in one or more series, from time to time, with each such series to have such designation, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated in a resolution providing for the issue of any such series adopted by the Board of Directors. The specific terms of Preferred Stock will be described in a prospectus supplement relating thereto if, and when, issued. Unless otherwise provided in a prospectus supplement, the holder of any shares of any series of Preferred Stock shall be entitled to vote in the election of directors or in respect of any other matter except as may be required by the Michigan Business Corporation Act, as amended. Unless otherwise provided in a prospectus supplement, holders of Preferred Stock will not have any preemptive rights to subscribe for or purchase any additional shares of the capital stock of CMS Energy of any class now or hereafter authorized, or any Preferred Stock or other securities or other right or option convertible into or exchangeable for or entitling the holder or owner to subscribe for or purchase any shares of capital stock. The future issuance of Preferred Stock may have the effect of delaying, deterring or preventing a change in control of CMS Energy.

DIVIDEND RIGHTS AND POLICY

      Dividends on the CMS Energy Common Stock will be paid at the discretion of the Board of Directors based primarily upon the earnings and financial condition of CMS Energy, including the Consumers Gas Group, except for the interest in the Consumers Gas Group attributable to the outstanding shares of the Class G Common Stock, and other factors. The holders of the Company's Common Stock are entitled to receive dividends when and as declared by the Board of Directors of the Company out of funds legally available therefor, subject to the terms of any CMS Energy Preferred Stock which may in the future be issued and at the time be outstanding. CMS Energy, in the sole discretion of its Board of Directors, could pay dividends exclusively to the holders of CMS Energy Common Stock, exclusively to the holders of Class G Common Stock, or to the holders of both of such classes in equal or unequal amounts.

      CMS Energy is a legal entity separate and distinct from its various subsidiaries. As a holding company with no significant operations of its own, the principal sources of its funds are dividends or other distributions from its operating subsidiaries, in particular, Consumers, borrowings and sales of equity. The ability of Consumers and other subsidiaries of CMS Energy to pay dividends or make distributions to CMS Energy, and accordingly, the ability of CMS Energy to pay dividends on its capital stock will depend on the earnings, financial requirements, contractual restrictions of the subsidiaries of CMS Energy, in particular, Consumers, and other factors. See "Primary Source of Funds of CMS Energy; Restrictions on Sources of Dividends" below.

      There are restrictions on CMS Energy's ability to pay dividends contained in its Credit Facility, the Senior Debt Indenture and the GTN Indenture.

      The Credit Facility and the Term Loan each provide that CMS Energy will not, and will not permit certain of its subsidiaries, directly or indirectly, to (i) declare or pay any cash dividend or distribution on the capital stock of CMS Energy or such subsidiaries, or (ii) purchase, redeem, retire or otherwise acquire for value any such capital stock (a" Restricted Payment"), unless: (1) no event of default under the Credit Facility, or event that with the lapse of time or giving of notice would constitute such an event of default, has occurred and is continuing, and (2) after giving effect to any such Restricted Payment, the aggregate amount of all such Restricted Payments, since September 30, 1993 shall not have exceeded the sum of: (a) $120,000,000, (b) 100% of CMS Energy's consolidated net income (as defined in the Senior Debt Indenture) since September 30, 1993 to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such sum shall be a deficit, minus 100% of the deficit), and (c) any net proceeds (as defined in the Senior Debt Indenture) received by CMS Energy for the issuance or sale of its capital stock subsequent to September 30, 1993. At September 30, 1995, CMS Energy could pay cash dividends of $731 million pursuant to this restriction.


      The First and Second Supplemental Indentures to the Senior Debt Indenture, pursuant to which CMS Energy's Series A Senior Deferred Coupon Notes due October 1, 1997 and Series B Senior Deferred Coupon Notes due October 1, 1999 were issued, provide that so long as any of such Notes are outstanding, CMS Energy will not, and will not permit certain of its subsidiaries, directly or indirectly, to make a Restricted Payment, unless:
(1) no event of default under the Senior Debt Indenture, or event that with the lapse of time or giving of notice would constitute such an event of default, has occurred and is continuing, and (2) after giving effect to any such Restricted Payment, the aggregate amount of all such Restricted Payments since September 30, 1992 shall not have exceeded the sum of: (a) $40,000,000,
(b) 100% of CMS Energy's consolidated net income (as defined in the Senior Debt Indenture) since September 30, 1992 to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such sum shall be a deficit, minus 100% of the deficit), and (c) any net proceeds (as defined in the Senior Debt Indenture) received by CMS Energy for the issuance or sale of its capital stock subsequent to September 15, 1992. At September 30, 1995, CMS Energy could pay cash dividends of $737 million pursuant to this restriction.


      The GTN Indenture provides that, so long as any of the General Term Notes, Series A (the "GTNs") issued thereunder are outstanding and are rated below BBB- by Standard & Poor's or by Duff & Phelps, CMS Energy will not, and will not permit certain of its subsidiaries, directly or indirectly, to make any Restricted Payments, if at any time CMS Energy or such subsidiary makes such Restricted Payment: (1) an Event of Default (as defined in the GTN Indenture), or an event that with the lapse of time or the giving of notice or both would constitute such an Event of Default, has occurred and is continuing (or would result therefrom), or (2) the aggregate amount of such Restricted Payment and all other Restricted Payments made since September 30, 1993, would exceed the sum of: (a) $120,000,000 plus 100% of consolidated net income from September 30, 1993 to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such sum shall be a deficit, minus 100% of the deficit) and (b) the aggregate net proceeds received by CMS Energy from the issue or sale of or contribution with respect to its capital stock after September 30, 1993. At September 30, 1995, CMS Energy could pay cash dividends of $731 million pursuant to this restriction.

      The foregoing provisions do not prohibit: (i) dividends or other distributions paid by CMS Energy in respect of the capital stock issued in connection with the acquisition of any business or assets by CMS Energy where such payments are payable solely from the net earnings of such business or assets; (ii) any purchase or redemption of capital stock made by exchange for, or out of the proceeds of the substantially concurrent sale of, capital stock; (iii) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividends would have complied with the aforementioned limitations; or (iv) payments pursuant to the tax sharing agreement among CMS Energy and its subsidiaries.

      In addition, Michigan law prohibits payment of a dividend if, after giving it effect, CMS Energy would not be able to pay its debts as they become due in the usual course of business, or its total assets would be less than the sum of its total liabilities plus, unless the articles permit otherwise, the amount that would be needed, if CMS Energy were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. CMS Energy's net assets available for payment of dividends under the Michigan Business Corporation Act at September 30, 1995 were $1,437 million.

VOTING RIGHTS

      The holders of CMS Energy Common Stock will vote with the holders of Class G Common Stock as a single class, except on matters which would be required by law or the Articles of Incorporation to be voted on by class. Each holder of Common Stock is entitled to one vote for each share of Common Stock held by such holder on each matter voted upon by the shareholders. Such right to vote is not cumulative. A majority of the votes cast by the holders of shares entitled to vote thereon is sufficient for the adoption of any question presented, except that certain provisions of the Articles of Incorporation relating to special shareholder meetings, the removal, indemnification and liability of the Board of Directors and the requirements for amending these provisions may not be amended, altered, changed or repealed unless such amendment, alteration, change or repeal is approved by the affirmative vote of at least 75% of the outstanding shares entitled to vote thereon.

      Under Michigan law, the approval of the holders of a majority of the outstanding shares of a class of Common Stock, voting as a separate class, would be necessary for authorizing, effecting or validating the merger or consolidation of CMS Energy into or with any other corporation if such merger or consolidation would adversely affect the powers of special rights of such class of stock, and to authorize any amendment to the Articles of Incorporation that would increase or decrease the aggregate number of authorized shares of such class or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. The Articles of Incorporation also provide that unless the vote or consent of a greater number of shares shall then be required by law, the vote or consent of the holders of a majority of all the shares of either class of Common Stock then outstanding, voting as a separate class, will be necessary for authorizing, effecting or validating the merger or consolidation of CMS Energy into or with any other entity if such merger or consolidation would adversely affect the powers or special rights of such class of Common Stock, either directly by amendment to the Articles of Incorporation or indirectly by requiring the holders of such class to accept or retain, in such merger or consolidation, anything other than (i) shares of such class or (ii) shares of the surviving or resulting corporation, having, in either case, powers and special rights identical to those of such class prior to such merger or consolidation. In the event that there is more than one class of Common Stock, the effect of these provisions may be to permit the holders of a majority of the outstanding shares of either class of Common Stock to block any such merger or amendment which would adversely affect the powers or special rights of holders of such class of Common Stock.

PREEMPTIVE RIGHTS

      Holders of Common Stock have no preemptive rights to subscribe for or purchase any additional shares of the capital stock of CMS Energy of any class now or hereafter authorized, or Preferred Stock, bonds, debentures, or other obligations or rights or options convertible into or exchangeable for or entitling the holder or owner to subscribe for or purchase any shares of capital stock, or any rights to exchange shares issued for shares to be issued.

LIQUIDATION RIGHTS

      In the event of the dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Company and after there shall have been paid or set apart for the holders of Preferred Stock the full preferential amounts (including any accumulated and unpaid dividends) to which they are entitled, the holders of Class G Common Stock and CMS Energy Common Stock shall be entitled to receive, on a per share basis, the same portion of all of the assets of the Corporation remaining for distribution to the holders of Common Stock, regardless of whether or not any of such assets were attributed to the Consumers Gas Group. Neither the merger or consolidation of the Company into or with any other corporation, nor the merger or consolidation of any other corporation into or with the Company nor any sale, transfer or lease of all or any part of the assets of the Company, shall be deemed to be a dissolution, liquidation or winding up.

      Because the Company has subsidiaries which have debt obligations and other liabilities of their own, the Company's rights and the rights of its creditors and its stockholders to participate in the distribution of assets of any subsidiary upon the latter's liquidation or recapitalization will be subject to prior claims of the subsidiary's creditors, except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary.

REGISTRAR

      CMS Energy Common Stock is transferrable at Consumers Power Company, 212 W. Michigan Avenue, Jackson, MI 49201. The registrar for CMS Energy Common Stock is Consumers Power Company.

PRIMARY SOURCE OF FUNDS FOR THE COMPANY'S COMMON STOCK; RESTRICTIONS ON SOURCES OF DIVIDENDS

      The ability of CMS Energy to pay (i) dividends on its capital stock and
(ii) its indebtedness depends and will depend substantially upon timely receipt of sufficient dividends or other distributions from its subsidiaries, in particular Consumers. Consumers' ability to pay dividends on its common stock depends upon its revenues, earnings and other factors. Consumers' revenues and earnings will depend substantially upon rates authorized by the Michigan Public Service Commission (the "MPSC").

      Consumers' ability to pay dividends is restricted by its First Mortgage Bond Indenture (the"Mortgage Indenture") and its Articles of Incorporation (the "Articles"). The Mortgage Indenture provides that Consumers can only pay dividends on its common stock out of retained earnings accumulated subsequent to September 30, 1945, provided that upon such payment, there shall remain of such retained earnings an amount equivalent to any deficiency in maintenance and replacement expenditures as compared with maintenance and replacement requirements since December 31, 1945. Because of restrictions in its Articles and Mortgage Indenture, Consumers was prohibited from paying dividends on its common stock from June 1991 to December 31, 1992. However, as of December 31, 1992, Consumers effected a quasi-reorganization in which Consumers' accumulated deficit of $574 million was eliminated against other paid-in capital. With the accumulated deficit eliminated, Consumers satisfied the requirements under its Mortgage Indenture and resumed paying dividends on its common stock in May 1993.

      Consumers' Articles also provide two restrictions on its payment of dividends on its common stock. First, prior to the payment of any common stock dividend, Consumers must reserve retained earnings after giving effect to such dividend payment of at least (i) $7.50 per share on all then outstanding shares of its preferred stock; (ii) in respect to its Class A Preferred Stock, 7.5% of the aggregate amount established by its Board of Directors to be payable on the shares of each series thereof in the event of involuntary liquidation of Consumers; and (iii) $7.50 per share on all then outstanding shares of all other stock over which its preferred stock and Class A Preferred Stock do not have preference as to the payment of dividends and as to assets. Second, dividend payments during the 12 month period ending with the month the proposed payment is to be paid are limited to: (i) 50% of net income available for the payment of dividends during the base period (hereinafter defined) if the ratio of common stock and surplus to total capitalization and surplus for 12 consecutive calendar months within the 14 calendar months immediately preceding the proposed dividend payment (the "base period"), adjusted to reflect the proposed dividend, is less than 20%; and (ii) 75% of net income available for the payment of dividends during the base period if the ratio of common stock and surplus to total capitalization and surplus for the base period, adjusted to reflect the proposed dividend, is at least 20% but less than 25%.

      Consumers' Articles also prohibit the payment of cash dividends on its common stock if Consumers is in arrears on preferred stock dividend payments.



      In addition, Michigan law prohibits payment of a dividend if, after giving it effect, Consumers would not be able to pay its debts as they become due in the usual course of business, or its total assets would be less than the sum of its total liabilities plus, unless the articles permit otherwise, the amount that would be needed, if Consumers were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. Consumers' net assets available for payment of dividends under the Michigan Business Corporation Act at September 30, 1995 were $1,531 million.


      Under the most restrictive of these conditions, at September 30, 1995, $75 million of Consumers' retained earnings were available to pay cash dividends on its common stock. Currently it is Consumers' policy to pay annual dividends equal to 80% of its annual consolidated net income. Consumers' Board of Directors reserves the right to change this policy at any time.


      Consumers paid dividends on its common stock of $69.9 million on May 19, 1995.

                              LEGAL OPINIONS

      An opinion as to the legality of the CMS Energy Common Stock will be rendered for CMS Energy by Denise M. Sturdy, Esq., Assistant General Counsel of CMS Energy.


                                  EXPERTS

      The consolidated financial statements and schedule of CMS Energy as of December 31, 1994 and 1993, and for each of the five years in the period ended December 31, 1994 incorporated by reference in this Prospectus, have been audited by Arthur Andersen LLP (formerly Arthur Andersen & Co.), independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

      With respect to the unaudited interim consolidated financial information for the quarterly periods ended March 31, June 30, and September 30, 1994 and 1995, incorporated by reference in this Prospectus, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of such information. However, their separate report thereon states that they did not audit and they did not express an opinion on that interim consolidated financial information. Accordingly, the degree of reliance on their report on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act, for their report on the unaudited interim consolidated financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

      Future consolidated financial statements of CMS Energy and the reports thereon of Arthur Andersen LLP also will be incorporated by reference in this Prospectus in reliance upon the authority of that firm as experts in giving those reports to the extent that said firm has audited said consolidated financial statements and consented to the use of their reports thereon.

             PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      The following resolution was adopted by the Board of Directors of CMS Energy on May 6, 1987:

            RESOLVED: That effective March 1, 1987 the Corporation shall indemnify to the full extent permitted by law every person (including the estate, heirs and legal representatives of such person in the event of the decease, incompetency, insolvency or bankruptcy of such person) who is or was a director, officer, partner, trustee, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all liability, costs, expenses, including attorneys' fees, judgments, penalties, fines and amounts paid in settlement, incurred by or imposed upon the person in connection with or resulting from any claim or any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative, investigative or of whatever nature, arising from the person's service or capacity as, or by reason of the fact that the person is or was, a director, officer, partner, trustee, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Such right of indemnification shall not be deemed exclusive of any other rights to which the person may be entitled under statute, bylaw, agreement, vote of shareholders or otherwise.

CMS Energy's Bylaws provide:

      The Corporation may purchase and maintain liability insurance, to the full extent permitted by law, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity.


Article VIII of the Articles of Incorporation reads:


      A director shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of duty as a director except
(i) for a breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for a violation of Section 551(1) of the Michigan Business Corporation Act, and (iv) any transaction from which the director derived an improper personal benefit.
No amendment to or repeal of this Article VIII, and no modification to its provisions by law, shall apply to, or have any effect upon, the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, repeal or modification.


Article IX of the Articles of Incorporation reads:


      Each director and each officer of the Corporation shall be indemnified by the Corporation to the fullest extent permitted by law against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the defense of any proceeding in which he or she was or is a party or is threatened to be made a party by reason of being or having been a director or an officer of the Corporation. Such right of indemnification is not exclusive of any other rights to which such director or officer may be entitled under any now or thereafter existing statute, any other provision of these Articles, bylaw, agreement, vote of shareholders or otherwise. If the Business Corporation Act of the State of Michigan is amended after approval by the shareholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Business Corporation Act of the State of Michigan, as so amended. Any repeal or modification of this Article IX by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

Sections 561 through 571 of the Michigan Business Corporation Act provide as follows:

      Sec. 561. A corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, whether for profit or not, against expenses, including attorneys' fees, judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit, or proceeding, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. The termination of an action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and, with respect to a criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

      Sec. 562. A corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, whether for profit or not, against expenses, including attorneys' fees, and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders. Indemnification shall not be made for a claim, issue, or matter in which the person has been found liable to the corporation except to the extent authorized in Section 564c.


      Sec. 563. To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of an action, suit, or proceeding referred to in Section 561 or 562, or in defense of a claim, issue, or matter in the action, suit, or proceeding, he or she shall be indemnified against actual and reasonable expenses, including attorneys' fees, incurred by him or her in connection with the action, suit, or proceeding and an action, suit, or proceeding brought to enforce the mandatory indemnification provided in this section.


      Section 564a. (1) An indemnification under Section 561 or 562, unless ordered by the court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Sections 561 and 562 and upon an evaluation of the reasonableness of expenses and amounts paid in settlement. This determination and evaluation shall be made in any of the following ways:

      (a) By a majority vote of a quorum of the board consisting of directors who are not parties or threatened to be made parties to the action, suit, or proceeding.

      (b) If a quorum cannot be obtained under subdivision (a), by majority vote of a committee duly designated by the board and consisting solely of 2 of more directors not at the time parties or threatened to be made parties to the action, suit, or proceeding.

      (c) By independent legal counsel in a written opinion, which counsel shall be selected in 1 of the following ways:

            (i) By the board or its committee in the manner prescribed in subdivision (a) or (b).

            (ii) If a quorum of the board cannot be obtained under subdivision (a) and a committee cannot be designated under subdivision
      (b), by the board.

      (d) By all independent directors who are not parties or threatened to be made parties to the action, suit, or proceeding.

      (e) By the shareholders, but shares held by directors, officers, employees, or agents who are parties or threatened to be made parties of the action, suit, or proceeding may not be voted.

      (2) In the designation of a committee under subsection (1)(b) or in the selection of independent legal counsel under subsection (1)(c)(ii), all directors may participate.

      (3) If a person is entitled to indemnification under Section 561 or 562 for a portion of expenses, including reasonable attorneys' fees, judgments, penalties, fines, and amounts paid in settlement, but not for the total amount, the corporation may indemnify the person for the portion of the expenses, judgments, penalties, fines, or amounts paid in settlement for which the person is entitled to be indemnified.

      Sec. 564b. (1) A corporation may pay or reimburse the reasonable expenses incurred by a director, officer, employee, or agent who is a party or threatened to be made a party to an action, suit, or proceeding in advance of final disposition of the proceeding if all of the following apply:

      (a) The person furnishes the corporation a written affirmation of his or her good faith belief that he or she has met the applicable standard of conduct set forth in Sections 561 and 562.

      (b) The person furnishes the corporation a written undertaking, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct.

      (c) A determination is made that the facts then known to those making the determination would not preclude indemnification under this act.

      (2) The undertaking required by subsection (1)(b) must be an unlimited general obligation of the person but need not be secured.

      (3) Determinations and evaluations under this section shall be made in the manner specified in Section 564a.


      Section 564c. A director, officer, employee, or agent of the corporation who is a party or threatened to be made a party to an action, suit, or proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court after giving any notice it considers necessary may order indemnification if it determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he or she met the applicable standard of conduct set forth in Sections 561 and 562 or was adjudged liable as described in Section 562, but if he or she was adjudged liable, his or her indemnification is limited to reasonable expenses incurred.


      Sec. 565. (1) The indemnification or advancement of expenses provided under Sections 561 to 564c is not exclusive of other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation, bylaws, or a contractual agreement. The total amount of expenses advanced or indemnified from all sources combined shall not exceed the amount of actual expenses incurred by the person seeking indemnification or advancement of expenses.


            (2) The indemnification provided for in Sections 561 to 565 continues as to a person who ceases to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, personal representatives, and administrators of the person.


      Sec. 567. A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have power to indemnify him or her against liability under Sections 561 to 565.


      Sec. 569. For purposes of Sections 561 to 567, "corporation" includes all constituent corporations absorbed in a consolidation or merger and the resulting or surviving corporation, so that a person who is or was a director, officer, partner, trustee, employee, or agent of the constituent corporation or is or was serving at the request of the constituent corporation as a director, officer, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise whether for profit or not shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation as the person would if he or she had served the resulting or surviving corporation in the same capacity.


      Sec. 571.  For the purposes of Sections 561 to 567:

      (a) "Fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan.

      (b)   "Other enterprises" shall include employee benefit plans.

      (c) "Serving at the request of the corporation" shall include any service as a director, officer, employee, or agent of the corporation which imposes duties on, or involves services by, the director, officer, employee, or agent with respect to an employee benefit plan, its participants, or its beneficiaries.

      (d) A person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be considered to have acted in a manner "not opposed to the best interests of the corporation or its shareholders" as referred to in Sections 561 and 562.


      Officers and directors are covered within specified monetary limits by insurance against certain losses arising from claims made by reason of their being directors or officers of the Corporation or of the Corporation's subsidiaries and the Corporation's officers and directors are indemnified against such losses by reason of their being or having been directors or officers of another corporation, partnership, joint venture, trust or other enterprise at the Corporation's request. In addition, the Corporation has indemnified each of its present directors by contracts that contain affirmative provisions essentially similar to those in Sections 561 through 571 of the Michigan Business Corporation Act cited above.

ITEM 21.  EXHIBITS.

EXHIBIT NO.

* (3)(i)    -     Restated Articles of Incorporation of CMS Energy, as filed with the Michigan Department of Commerce on June 6, 1995.

*(3)(ii)    -     Copy of the By-Laws of CMS Energy.  (Designated in
                  CMS Energy's Form 10-K for the year ended December 31,
                  1994, File No. 1-9513, as Exhibit (3)(b).)

*(4)(i)     -     Indenture dated as of September 15, 1992 between
                  CMS Energy Corporation and NBD Bank, National Association, as Trustee. (Designated in CMS Energy's Form S-3
                  Registration Statement filed May 1, 1992, File No.
                  33-47629, as Exhibit (4)(a).)

*(4)(i)(A)  -     First Supplemental Indenture dated as of October 1, 1992
                  between CMS Energy Corporation and NBD Bank, National
                  Association, as Trustee.  (Designated in CMS Energy's Form
                  8-K dated October 1, 1992, File No. 1-9513, as Exhibit
                  (4).)

*(4)(i)(B)  -     Second Supplemental Indenture dated as of October 1, 1992
                  between CMS Energy Corporation and NBD Bank, National
                  Association, as Trustee.  (Designated in CMS Energy's Form
                  8-K dated October 1, 1992, File No. 1-9513, as Exhibit
                  (4).)

(4)(ii)     -     Credit Agreement dated as of November 21, 1995, among
                  CMS Energy Corporation, the Banks, the Co-Agents, the
                  Documentation Agent, the Operational Agent and the Co-
                  Manager, all as defined therein, and the Exhibits thereto.

(4)(ii)(A)  -     Term Loan Agreement dated as of November 21, 1995 among
                  CMS Energy Corporation, the Banks, the Co-Agents, the
                  Documentation Agent, the Operational Agent and the Co-
                  Managers, all as defined therein, and the Exhibits thereto.

*(4)(iii)   -     Indenture dated as of January 15, 1994 between CMS Energy
                  and The Chase Manhattan Bank, National Association, as
                  Trustee.  (Designated in CMS Energy's Form 8-K dated
                  March 29, 1994, File No. 1-9513, as Exhibit (4)(a).)

*(4)(iii)(A)      -     First Supplemental Indenture dated as of
                        January 20, 1994 between CMS Energy and The Chase
                        Manhattan Bank, National Association, as Trustee.
                        (Designated in CMS Energy's Form 8-K dated
                        March 29, 1994, File No. 1-9513, as Exhibit
                        (4)(b).)

*(5)        -     Opinion of Counsel.

(15)        -     Letter on unaudited interim financial information.

*(21)       -     Subsidiaries of the registrant.  (Designated in
                  CMS Energy's Form 10-K for the year ended December 31,
                  1994, File No. 1-9513 as Exhibit (21)(a).)

(23)(i)     -     Consent of Arthur Andersen LLP.

*(23)(ii)   -     Consent of Counsel is contained in Exhibit 5 hereto.

*(24)       -     Powers of Attorney.
_________________
* Previously filed.

      Exhibits listed above which have been filed with the Securities and Exchange Commission are incorporated herein by reference with the same effect as if filed with this registration statement.

ITEM 22.  UNDERTAKINGS.

      (a)   The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that (i) and (ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) The undersigned registrant hereby undertakes as follows: prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

      (d)   The undersigned registrant undertakes that every prospectus
(i) that is filed pursuant to the immediately preceding paragraph or
(ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with the offering of securities subject to Rule 415 will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

      (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective, except where the transaction in which the securities being offered pursuant to this registration statement (i) would itself qualify for an exemption from
Section 5 of the Securities Act of 1993, absent the existence of other similar (prior or subsequent) transactions, and (ii) would not be material to the Registrant.

                  _______________________________________

                                SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dearborn, and State of Michigan, on the 10th day of January, 1996.

                                  CMS ENERGY CORPORATION



                                  By /s/A. M. Wright
                                       A. M. Wright
                                       Senior Vice President,
                                       Chief Financial Officer and Treasurer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 10th day of January, 1996.

     Name                                        Title


     (i) Principal executive officer:            Chairman of the Board,
                                                 Chief Executive Officer
     /s/William T. McCormick, Jr.                and Director
     -------------------------------
     (William T. McCormick, Jr.)



     (ii) Principal financial officer:

                                                 Senior Vice President,
     /s/A. M. Wright                             Chief Financial Officer
     ---------------------------------                and Treasurer
     (A. M. Wright)




     (iii) Controller or principal
           accounting officer:

                                                 Vice President, Controller
     /s/P. D. Hopper                             and Chief Accounting Officer
     -------------------------------
     (P. D. Hopper)

    Name                                      Title


         *                                  Director
-----------------------------
(S. Kinnie Smith, Jr.)


         *                                  Director
----------------------------
(Victor J. Fryling)


         *                                  Director
----------------------------
(James J. Duderstadt)


         *                                  Director
----------------------------
(Kathleen R. Flaherty)


         *                                  Director
----------------------------
(Earl D. Holton)


         *                                  Director
----------------------------
(Lois A. Lund)


         *                                  Director
----------------------------
(Frank H. Merlotti)

                                            Director
-----------------------------
(William U. Parfet)


         *                                  Director
-----------------------------
(Percy A. Pierre)


         *                                  Director
------------------------------
(Kenneth Whipple)


         *                                  Director
-----------------------------
(John B. Yasinsky)

*By /s/A. M. Wright
    A. M. Wright
    Attorney-in-fact

                               UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, D.C.  20549





                      POST-EFFECTIVE AMENDMENT NO. 1
                                    TO
                                 FORM S-4

                          REGISTRATION STATEMENT

                                   UNDER

                        THE SECURITIES ACT OF 1933



                          CMS ENERGY CORPORATION





                                 EXHIBITS

                               EXHIBIT INDEX
                                                      Page
                                                      ----

* (3)(i) -     Restated Articles of Incorporation
               of CMS Energy, as filed with the
               Michigan Department of Commerce on
               June 6, 1995.

*(3)(ii) -     Copy of the By-Laws of CMS Energy.
               (Designated in CMS Energy's
               Form 10-K for the year ended
               December 31, 1994, File No. 1-9513,
               as Exhibit (3)(b).)

*(4)(i)  -     Indenture dated as of September 15,
               1992 between CMS Energy Corporation
               and NBD Bank, National Association,
               as Trustee.  (Designated in CMS
               Energy's Form S-3 Registration
               Statement filed May 1, 1992,
               File No. 33-47629, as Exhibit (4)(a).)

*(4)(i)(A)  -  First Supplemental Indenture dated
               as of October 1, 1992 between CMS
               Energy Corporation and NBD Bank,
               National Association, as Trustee.
               (Designated in CMS Energy's
               Form 8-K dated October 1, 1992,
               File No. 1-9513, as Exhibit (4).)

*(4)(i)(B)  -  Second Supplemental Indenture dated
               as of October 1, 1992 between CMS
               Energy Corporation and NBD Bank,
               National Association, as Trustee.
               (Designated in CMS Energy's
               Form 8-K dated October 1, 1992,
               File No. 1-9513, as Exhibit (4).)

(4)(ii)  -     Credit Agreement dated as of November 21,
               1995, among CMS Energy Corporation, the
               Banks, the Co-Agents, the Documentation
               Agent, the Operational Agent and the
               Co-Manager, all as defined therein, and
               the Exhibits thereto.

(4)(ii)(A)  -  Term Loan Agreement dated as of November 21,
               1995 among CMS Energy Corporation, the Banks, the Co-Agents, the Documentation Agent, the Operational Agent and the Co-Managers, all as defined therein, and the Exhibits thereto.

*(4)(iii)   -  Indenture dated as of January 15, 1994
               between CMS Energy and The Chase Manhattan
               Bank, National Association, as Trustee.
               (Designated in CMS Energy's Form 8-K dated
               March 29, 1994, File No. 1-9513, as
               Exhibit (4)(a).)

*(4)(iii)(A)-  First Supplemental Indenture dated as of
               January 20, 1994 between CMS Energy and
               The Chase Manhattan Bank, National
               Association, as Trustee.  (Designated in
               CMS Energy's Form 8-K dated March 29,
               1994, File No. 1-9513, as Exhibit (4)(b).)

*(5)     -     Opinion of Counsel.

(15)     -     Letter on unaudited interim financial
               information.

*(21)    -     Subsidiaries of the registrant.
               (Designated in CMS Energy's Form 10-K
               for the year ended December 31, 1994,
               File No. 1-9513 as Exhibit (21)(a).)

(23)(i)  -     Consent of Arthur Andersen LLP.

*(23)(ii)   -  Consent of Counsel is contained in
               Exhibit 5 hereto.

*(24)    -     Powers of Attorney.
_________________
* Previously filed.

         Exhibits listed above which have been filed with the Securities and Exchange Commission are incorporated herein by reference with the same effect as if filed with this registration statement.